EXHIBIT 21

                   SUBSIDIARIES OF XECHEM INTERNATIONAL, INC.


                                                                       NAME UNDER WHICH
NAME                                 STATE OF INCORPORATION        SUBSIDIARY DOES BUSINESS
----                                 ----------------------        ------------------------
Xechem, Inc.                                Illinois                         Same

Xechem Laboratories, Inc.                  New Jersey                        Same

XetaPharm, Inc.                            New Jersey                        Same

Xechem (India) Pvt., Ltd.               Republic of India                    Same

Xechem Pharmaceuticals,                Republic of Nigeria
Nigeria, Limited